Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of LendingClub Corporation on Form S-1 (File No. 333-177230) of our reports dated as of June 29, 2011, with respect to our audits of the consolidated financial statements of LendingClub Corporation as of March 31, 2011 and 2010, and for the years then ended, which appears in LendingClub Corporation’s Annual Report on Form 10-K and appearing in the Prospectus, which is part of the Registration Statement. We also consent to the reference to this firm under the heading “Experts” in such Prospectus.

/s/ Armanino McKenna LLP
ARMANINO McKENNA LLP

San Jose, California

July 27, 2012